Exhibit 4.3

BY-LAWS OF

FIRST COBALT CORP.

(the “Corporation”)

1.	INTERPRETATION

1.1	Definitions

In the By-laws of the Corporation, unless the context otherwise requires:

(1)	“Act” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44.

(2)	“appoint” includes “elect” and vice versa.

(3)	“Articles” means the original or restated articles of incorporation, amendment, amalgamation, continuance, arrangement or revival of the Corporation and includes any amendments thereto.

(4)	“ASX” means the Australian Securities Exchange operated by ASX Limited (Australian Company Number 008 624 691);

(5)	“Board” means the board of directors of the Corporation.

(6)	“CDI” means a CHESS Depository Interest (as that term is defined in the ASX Settlement Operating Rules) in relation to a share or other security issued or granted by the Corporation, registered in the name of the Depository Nominee over securities of the Corporation;

(7)	“Depository Nominee” has the meaning given to that expression in the ASX Settlement Operating Rules;

(8)	“Director” means a member of the Board.

(9)	“entity” means a body corporate, a partnership, a trust, a joint venture or an unincorporated association or organization.

(10)	“Listing Rules” means the Listing Rules of ASX and any other rules of ASX which are applicable while the Corporation is admitted to the Official List of ASX, each as amended or replaced from time to time, except to the extent of any express written waiver by ASX.

(11)	“meeting of shareholders” means an annual meeting of shareholders and a special meeting of shareholders.

(12)	“non-business day” means Saturday, Sunday and any other day that is a holiday as defined in the Interpretation Act (Canada).

(13)	“person” includes any individual, body corporate, partnership, trust, joint venture or unincorporated organization or association.

(14)	“recorded address” means

(a)	in the case of a shareholder, his or her address as recorded in the securities register of the Corporation;

(b)	in the case of joint shareholders, the address appearing in the securities register of the Corporation in respect of the joint holding or the first address so appearing if there is more than one; and

(c)	in the case of a Director, his or her latest address as recorded in the records of the Corporation.

(15)	“special meeting” means any meeting of any class or classes of shareholders or other security holders of the Corporation, other than an annual meeting of shareholders at which special business is to be conducted.

1.2	Other Definitions

Unless otherwise defined herein, the terms used in this By-law have the same meanings as when used in the Act. For the purposes of this By-law:

(a)	the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(b)	the word “or” is not exclusive; and

(c)	the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this By-law as a whole.

This By-law shall be read with all changes in number and gender required by the context.

Unless the context otherwise requires, references herein:

(a)	to sections mean the sections of this By-law;

(b)	to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and

(c)	to a statute, including the Act, means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

2.	OFFICES

2.1	Offices

The address of the registered office of the Corporation shall be in the province or territory within Canada specified in the Articles and at such location therein as the Board may from time to time determine.

2.2	Books and Records

Any records maintained by the Corporation in the regular course of its business, including its securities register, books of account and minute books, may be maintained in a bound or loose-leaf book or may be entered or recorded by any system of mechanical or electronic data processing or any other information storage device. The Corporation shall make such records available for inspection pursuant to applicable law.

3.	MEETINGS OF THE SHAREHOLDERS

3.1	Place of Meetings

All meetings of the shareholders shall be held at such place as the Board determines or, in the absence of such a determination, at the place stated in the notice of meeting. A meeting of shareholders shall be held in Canada unless all of the shareholders entitled to vote at that meeting so agree or the Articles specify a place outside Canada where a meeting of shareholders may be held.

3.2	Annual Meeting

The annual meeting of the shareholders shall be held at such date, time and place, if any, as shall be determined by the Board and stated in the notice of the meeting for the transaction of such business as may properly come before the meeting.

3.3	Special Meetings

Special meetings of shareholders for any purpose or purposes shall be called pursuant to a resolution approved by the Board or requisition by shareholders in accordance with the Act. The only business which may be conducted at a special meeting shall be the matter or matters set forth in the notice of such meeting.

3.4	Fixing the Record Date

(a)	In order that the Corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 21 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the shareholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the determination of shareholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of shareholders entitled to vote therewith at the adjourned meeting.

(b)	In order that the Corporation may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of shares, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

3.5	Adjournments

Any meeting of the shareholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each shareholder entitled to vote at the meeting. If after the adjournment a new record date is fixed for shareholders entitled to vote at the adjourned meeting, the Board shall give notice of the new record date as well as notice of the adjourned meeting to each shareholder entitled to vote at the adjourned meeting in accordance with the Act and these By- laws.

3.6	Notice of Meetings

Notice of the place, if any, date, hour and means of remote communication, if any, of every meeting of shareholders shall be given by the Corporation not less than 21 days in the case of distributing corporation nor more than 60 days before the meeting to every shareholder entitled to vote at the meeting as of the record date to each Director, and to the auditor of the Corporation. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called in sufficient detail to permit the shareholder to form a reasoned judgment on the special business, and include the text of any special resolution or by-law to be submitted at the meeting. Except as otherwise provided herein or permitted by applicable law, notice to shareholders shall be in writing and delivered personally or mailed to the shareholders at their recorded address. Without limiting the manner by which notice otherwise may be given effectively to shareholders, notice of meetings may be given to shareholders by means of electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any shareholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the shareholder attends for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. Any shareholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

3.7	List of Shareholders

The officer of the Corporation who has charge of the securities register shall prepare a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, and showing the address of each shareholder and the number of shares of each class or series in the Corporation registered in the name of each shareholder. If a record date is fixed, then this list shall be prepared by such officer of the Corporation no later than 10 days after setting the record date. If no record date is fixed, then such officer of the Corporation shall prepare this list at the close of business on the day immediately preceding the day on which notice of a shareholders’ meeting is given, or where no notice of a shareholders’ meeting is given, on the day on which the meeting is held. A shareholder may inspect the list of shareholders prepared for a meeting during the Corporation’s usual business hours at its registered office or at the place where its central securities register is maintained. A shareholder can also inspect this list at the shareholders’ meeting for which the list was prepared. If the meeting is held solely by means of telephonic, electronic or other communication facility, the list shall also be open for inspection by any shareholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the securities register of the Corporation shall be the only evidence as to who are the shareholders entitled to inspect the securities register and the list of shareholders or to vote in person or by proxy at any meeting of shareholders.

3.8	Quorum

Unless otherwise required by law, the Articles, a unanimous shareholder agreement or these By-laws, at each meeting of the shareholders at least two shareholders who, in the aggregate, hold at least 10% of the shares entitled to vote at the meeting of shareholders, present in person or represented by proxy, constitutes a quorum. If, however, such quorum is not present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have the power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time, in the manner provided in Section 3.4, until a quorum shall be present or represented. Once a quorum is established, it does not need to be maintained throughout the meeting. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the original meeting.

3.9	Conduct of Meetings

At every meeting of shareholders, the chairperson, or in his or her absence or inability to act, the chief executive officer, or, in his or her absence or inability to act, the person whom the chairperson shall appoint, shall act as chairperson of, and preside at, the meeting. The corporate secretary (if any) or, in his or her absence or inability to act, the person whom the chairperson of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. The chairperson of any meeting of the shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include the following:

(a)	the establishment of an agenda or order of business for the meeting;

(b)	the determination of when the polls shall open and close for any given matter to be voted on at the meeting;

(c)	rules and procedures for maintaining order at the meeting and the safety of those present;

(d)	limitations on attendance at or participation in the meeting to registered shareholders of the corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine;

(e)	restricting entry to the meeting after the time fixed for the commencement thereof; and

(f)	limiting the time allotted to questions or comments by participants.

3.10	Voting; Proxies

Unless otherwise required by law, the election of Directors shall be by written ballot and shall be decided by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in such election. Unless otherwise required by law, the Articles, a unanimous shareholder agreement or these By-laws, any matter, other than the election of Directors, brought before any meeting of shareholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Each shareholder entitled to vote at a meeting of shareholders or to express approval of any resolution in writing may authorize another person or persons to act for such shareholder by proxy, but no such proxy shall be voted or acted upon except at the meeting in respect of which it is given or any adjournment thereof. A proxy may be revoked before the meeting. A shareholder may revoke any proxy by attending the meeting and voting in person or by delivering to the secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of shareholders need not be by written ballot, except where a ballot is demanded by a shareholder or proxy holder entitled to vote at the meeting.

3.11	Proxy Holders for Holders of CDIs

The Depository Nominee may appoint a holder of CDIs or a person nominated by a holder of CDIs as its proxy for the purposes of attending and voting at a meeting of holders of the securities that underlie the CDIs.

3.12	Scrutineers at Meetings of Shareholders

The Board, in advance of any meeting of shareholders, may, and shall if required by law, appoint one or more scrutineers, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board may designate one or more persons as alternate scrutineers to replace any scrutineer who fails to act. If no scrutineer or alternate is able to act at a meeting, the chairperson shall appoint one or more scrutineers to act at the meeting. Each scrutineer shall faithfully execute the duties of a scrutineer with strict impartiality and according to the best of his or her ability. The scrutineers shall:

(a)	ascertain the number of shares outstanding and the voting rights of each,

(b)	determine the shares represented at the meeting, the existence of a quorum and the validity of proxies and ballots,

(c)	count all votes and ballots,

(d)	determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the scrutineers, and

(e)	certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

The scrutineers may appoint or retain other persons or entities to assist the scrutineers in the performance of their duties. Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting shall be announced at the meeting. No ballot, proxies, votes or any revocation thereof or change thereto, shall be accepted by the scrutineers after the closing of the polls unless a court upon application by a shareholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of shareholders, the scrutineers may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as a scrutineer at such election.

3.13	Resolution in Writing of Shareholders

A resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders unless, in accordance with the Act:

(a)	in the case of the resignation or removal of a Director, or the appointment or election of another person to fill the place of that Director, a written statement is submitted to the Corporation by the Director giving the reasons for his or her resignation or the reasons why he or she opposes any proposed action or resolution for the purpose of removing him or her from office or the election of another person to fill the office of the Director; or

(b)	in the case of the removal or resignation of an auditor, or the appointment or election of another person to fill the office of auditor, representations are made to the Corporation by the auditor concerning its proposed removal, the appointment or election of another person to fill the office of auditor or its resignation.

3.14	Omissions and Errors

The accidental omission to give any notice to any shareholder, Director, officer, member of a committee of the Board or auditor, the non-receipt of any notice by any such person where the Corporation has provided notice in accordance with the By-laws or any error in any notice not affecting its substance shall not invalidate any action taken at any meeting to which the notice pertained or otherwise founded on such notice.

3.15	Holders of CDIs

If the Corporation shall be admitted to the official list of the ASX, and if CDIs shall have been issued over any securities of the Corporation, then holders of CDIs shall be entitled to attend any meeting of the holders of the securities that underlie the CDIs.

4.	ADVANCE NOTICE PROVISIONS

4.1	Nomination of Directors

Subject only to the Act and this By-law, only persons who are nominated in accordance with the procedures set out in this section 4 shall be eligible for election as Directors. Nominations of persons for election as Directors may only be made at an annual meeting of shareholders, or at a special meeting called for any purpose at which the election of Directors is a matter specified in the notice of meeting, as follows:

(a)	by or at the direction of the Board or an authorized officer of the Corporation, including pursuant to a notice of meeting;

(b)	by or at the direction or request of one or more shareholders pursuant to a valid proposal made in accordance with the provisions of the Act or a valid requisition of shareholders made in accordance with the provisions of the Act; or

(c)	by any person entitled to vote at such meeting (a “Nominating Shareholder”), who:

(i)	is, at the close of business on the date of giving notice provided for in this section 4 and on the record date for notice of such meeting, either entered in the central securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting and provides evidence of such beneficial ownership to the Corporation; and

(ii)	has given timely notice in proper written form as set forth in this section 4.

4.2	Exclusive Means

For the avoidance of doubt, this section 4 shall be the exclusive means for any person to bring nominations for election to the Board before any annual or special meeting of shareholders of the Corporation.

4.3	Timely Notice

In order for a nomination made by a Nominating Shareholder to be timely notice (a “Timely Notice”), the Nominating Shareholder’s notice must be delivered to the corporate secretary of the Corporation at the principal executive offices or registered office of the Corporation:

(a)	in the case of an annual meeting of shareholders (including an annual and special meeting), not later than 5:00 p.m. in the city where the Corporation’s principal executive offices are located on the 30th day before the date of the meeting; provided, however, if the first public announcement made by the Corporation of the date of the meeting (each such date being the “Notice Date”) is less than 50 days before the meeting date, notice by the Nominating Shareholder may be given not later than the close of business on the 10th day following the Notice Date; and

(b)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of Directors, not later than the close of business on the 15th day following the Notice Date;

provided that, in either instance, if notice-and-access (as defined in National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a meeting described in section 4.3(a) or 4.3(b), and the Notice Date in respect of the meeting is not less than 50 days before the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the date of the applicable meeting.

4.4	Proper Form of Notice

To be in proper written form, a Nominating Shareholder’s notice to the corporate secretary must comply with all the provisions of this section 4 and disclose or include, as applicable:

(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a Director (a “Proposed Nominee”):

(i)	the name, age, business and residential address of the Proposed Nominee;

(ii)	the principal occupation/business or employment of the Proposed Nominee, both presently and for the past five years;

(iii)	the number of securities of each class of securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Proposed Nominee, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(iv)	full particulars of any relationships, agreements, arrangements or understandings (including financial, compensation or indemnity related) between the Proposed Nominee and the Nominating Shareholder, or any affiliates or associates of, or any person or entity acting jointly or in concert with, the Proposed Nominee or the Nominating Shareholder;

(v)	any other information that would be required to be disclosed in a dissident proxy circular or other filings required to be made in connection with the solicitation of proxies for election of Directors pursuant to the Act or applicable securities law; and

(vi)	(vi) a written consent of each Proposed Nominee to being named as nominee and certifying that such Proposed Nominee is not disqualified from acting as Director under the provisions of subsection 124(2) of the Act; and

(b)	as to each Nominating Shareholder giving the notice, and each beneficial owner, if any, on whose behalf the nomination is made:

(i)	their name, business and residential address;

(ii)	the number of securities of the Corporation or any of its subsidiaries beneficially owned, or controlled or directed, directly or indirectly, by the Nominating Shareholder or any other person with whom the Nominating Shareholder is acting jointly or in concert with respect to the Corporation or any of its securities, as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(iii)	their interests in, or rights or obligations associated with, any agreement, arrangement or understanding, the purpose or effect of which is to alter, directly or indirectly, the person’s economic interest in a security of the Corporation or the person’s economic exposure to the Corporation;

(iv)	any relationships, agreements or arrangements, including financial, compensation and indemnity related relationships, agreements or arrangements, between the Nominating Shareholder or any affiliates or associates of, or any person or entity acting jointly or in concert with, the Nominating Shareholder and any Proposed Nominee;

(v)	full particulars of any proxy, contract, relationship arrangement, agreement or understanding pursuant to which such person, or any of its affiliates or associates, or any person acting jointly or in concert with such person, has any interests, rights or obligations relating to the voting of any securities of the Corporation or the nomination of Directors;

(vi)	(vi) a representation that the Nominating Shareholder is a holder of record of securities of the Corporation, or a beneficial owner, entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such nomination;

(vii)	(vii) a representation as to whether such person intends to deliver a proxy circular and/or form of proxy to any shareholder of the Corporation in connection with such nomination or otherwise solicit proxies or votes from shareholders of the Corporation in support of such nomination; and

(viii)	any other information relating to such person that would be required to be included in a dissident proxy circular or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to the Act or as required by applicable securities law.

Reference to “Nominating Shareholder” in this section 4.4 shall be deemed to refer to each shareholder that nominated or seeks to nominate a person for election as Director in the case of a nomination proposal where more than one shareholder is involved in making the nomination proposal.

4.5	Currency of Nominee Information

All information to be provided in a Timely Notice pursuant to this section 4 shall be provided as of the date of such notice. The Nominating Shareholder shall provide the Corporation with an update to such information forthwith so that it is true and correct in all material respects as of the date that is 10 business days before the date of the meeting, or any adjournment or postponement thereof.

4.6	Delivery of Information

Notwithstanding any other provision of these By-laws, any notice, or other document or information required to be given to the corporate secretary pursuant to this section 4 may only be given by personal delivery or courier (but not by fax or email) to the corporate secretary at the address of the principal executive offices or registered office of the Corporation and shall be deemed to have been given and made on the date of delivery if it is a business day and the delivery was made prior to 5:00 p.m. in the city where the Corporation’s principal executive offices are located and otherwise on the next business day.

4.7	Defective Nomination Determination

The chair of any meeting of shareholders of the Corporation shall have the power to determine whether any proposed nomination is made in accordance with the provisions of this section 4, and if any proposed nomination is not in compliance with such provisions, must as soon as practicable following receipt of such nomination and prior to the meeting declare that such defective nomination shall not be considered at any meeting of shareholders.

4.8	Failure to Appear

Despite any other provision of this section 4, if the Nominating Shareholder (or a duly appointed proxy holder for the Nominating Shareholder or representative of the Nominating Shareholder) does not appear at the meeting of shareholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

4.9	Waiver

The Board may, in its sole discretion, waive any requirement in this section 4.

4.10	Definitions

For the purposes of this section 4, “public announcement” means disclosure in a news release disseminated by the Corporation through a national news service in Canada, or in a document filed by the Corporation for public access under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com.

5.	BOARD OF DIRECTORS

5.1	General Powers

The Board shall manage, or supervise the management of, the business and affairs of the Corporation.

5.2	Number; Term of Office

If the Articles do not provide for a minimum and maximum number of Directors, the Board shall consist of the fixed number of Directors specified in the Articles. If the Articles provide for a minimum and maximum number of Directors, the Board shall be comprised of the fixed number of Directors as determined from time to time by the shareholders by ordinary resolution or, if the ordinary resolution empowers the Board to determine the number, by resolution of the Board. Each Director shall hold office until a successor is duly elected and qualified or until the Director’s earlier death, resignation, disqualification or removal.

5.3	Newly Created Directorships and Vacancies

Any newly created directorships resulting from an increase in the authorized number of Directors and any vacancies occurring in the Board, may be filled by the affirmative votes of a majority of the remaining members of the Board, or by a sole remaining Director, if constituting a quorum. A Director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the Director whom he or she has replaced, the date a successor is duly elected and qualified or the earlier of such Director’s earlier death, resignation, disqualification or removal.

5.4	Resignation

Any Director may resign at any time by notice given in writing to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified.

5.5	Removal

Except as prohibited by applicable law, the Articles or any unanimous shareholder agreement, the shareholders entitled to vote in an election of Directors may remove any Director from office at any time, with or without cause, by ordinary resolution.

5.6	Fees and Expenses

Directors shall receive such fees and expenses as the Board shall from time to time prescribe.

5.7	Regular Meetings

Regular meetings of the Board may be held at such times and at such places as may be determined from time to time by the Board or its chairperson. No notice shall be required for any such regular meeting except if the purpose of the meeting or the business to be transacted includes:

(a)	submitting to the shareholders any question or matter requiring the approval of the shareholders;

(b)	filling a vacancy among the Directors or appointing additional Directors;

(c)	filling a vacancy in the office of auditor;

(d)	issuing securities except as authorized by the Board;

(e)	issuing shares of a series except as authorized by the Board;

(f)	declaring dividends;

(g)	purchasing, redeeming or otherwise acquiring shares issued by the Corporation;

(h)	paying a commission to any person in consideration of the person’s purchasing or agreeing to purchase shares of the Corporation from the Corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares;

(i)	approving a management proxy circular;

(j)	approving any annual financial statements; or

(k)	adopting, amending or repealing By-laws.

5.8	Ad Hoc Meetings

Ad hoc meetings of the Board may be held at such times and at such places as may be determined by the chairperson or the corporate secretary on at least 24 hours’ notice to each Director given by one of the means specified in section 5.12 hereof, other than by mail, or on at least three days’ notice if given by mail. Ad hoc meetings shall be called by the chairperson or the corporate secretary in like manner and on like notice on the written request of any two or more Directors.

5.9	Telephone Meetings

Board meetings or meetings of any committees of the Board may be held by means of telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting. Participation by a Director or a member of a committee in a meeting pursuant to this section 5.9 shall constitute presence in person at such meeting.

5.10	Adjourned Meetings

A majority of the Directors present at any meeting of the Board, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board shall be given to each Director, whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in section 5.11 thereof other than by mail, or at least three days’ notice shall be given if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

5.11	Residency Requirement

The Board shall not transact business at a meeting unless at least 25% of the Directors present at the meeting are resident Canadians, except where:

(a)	(a) a resident Canadian Director who is unable to be present approves in writing or by telephonic, electronic, or other communications facilitates the business transacted at the meeting; and

(b)	a majority of Directors present at the meeting would have been resident Canadians had that Director been present at the meeting.

5.12	Notices

Subject to section 5.8, section 5.10 and section 5.13 hereof, whenever notice is required to be given to any Director by applicable law, the Articles, any unanimous shareholder agreement or this By-law, such notice shall be deemed to be given effectively if given in person or by telephone, mail addressed to such Director at such Director’s recorded address, by facsimile, e- mail or by other means of electronic transmission.

5.13	Waiver of Notice

Whenever notice to Directors is required by applicable law, the Articles, any unanimous shareholder agreement or these By-laws, a waiver thereof, in writing signed by the Director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a Director at a meeting shall constitute a waiver of notice of such meeting except when the Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called. Neither the business to be transacted at, nor the purpose of, any regular or ad hoc meeting of the Board or committee of the Board need be specified in any waiver of notice.

5.14	Organization

At each meeting of the Board, the chairperson or, in his or her absence, another Director selected by the Board shall preside. The corporate secretary shall act as secretary at each meeting of the Board. If the corporate secretary is absent from any meeting of the Board, an assistant corporate secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the corporate secretary and all assistant corporate secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

5.15	Quorum of Directors

The presence of a majority of the Board shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board.

5.16	Majority Vote

Except as otherwise expressly required by this By-law, the Articles, any unanimous shareholder agreement or by applicable law, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board.

5.17	Resolution in Writing of Board

Unless otherwise restricted by the Articles, any unanimous shareholder agreement or this By-law, any resolution required or permitted to be passed at any meeting of the Board or of any committee thereof may be taken without a meeting if all Directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee in accordance with the Act.

5.18	Committees of the Board

The Board may designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting shall vote on any matter. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all documents that may require it to the extent so authorized by the Board. Unless the Board provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be a resolution of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board provides otherwise, each committee designated by the Board may make, alter and repeal rules and procedures, for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board conducts its business pursuant to this section 5.

5.19	Limitation of Liability

Every Director and officer of the Corporation in exercising his or her powers and discharging his or her duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Subject to the foregoing, no Director or officer shall be liable for the acts, omissions, failures, neglects or defaults of any other Director, officer or employee, or for joining in any act for conformity, or for any loss, damage or expense suffered or incurred by the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the monies of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any of the monies, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his or her part, or for any other loss, damage or misfortune which shall happen in the execution of the duties of his or her office or in relation thereto. Nothing herein shall relieve any Director or officer from the duty to act in accordance with the Act or from liability for any breach thereof.

5.20	Indemnity

(a)	The Corporation shall indemnify a Director or officer of the Corporation, a former Director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer (or an individual acting in a similar capacity) of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

(b)	The Corporation shall advance monies to a Director, officer or other individual for the costs, charges and expenses of a proceeding referred to in section 5.20(a). The individual shall repay the monies if he or she does not fulfill the conditions of section 5.20(c).

(c)	The Corporation shall not indemnify an individual under section 5.20(a) unless he or she (i) acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which he or she acted as a director or officer or in a similar capacity at the Corporation’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

(d)	The Corporation shall also indemnify the individual referred to in section 5.20(a) in such other circumstances as the Act or the law permits or requires. Nothing in this By-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this By-law.

6.	MAJORITY VOTING

Sections 6.1 through 6.3 apply as long as the rules of any stock exchange on which any securities of the Corporation are listed so require.

6.1	Resignation Required

A newly elected Director to the Board must immediately resign if the number of votes casts by the Corporation’s shareholders at a meeting in favour of this individual’s election to the Board is equal to or less than the number of votes withheld. The newly elected Director’s resignation must be in writing. This Director’s resignation is conditional on its acceptance by the Board.

6.2	Exception for Contested Elections

Section 6.1 does not apply if number of positions to be filled on the Board is less than the number of candidates running for election to the Board at a shareholders’ meeting (a “Contested Election”). In a Contested Election individual candidates shall be elected to the Board by a plurality of the votes cast at a meeting of shareholders.

6.3	Board Decision

If a newly elected Director must tender his or her resignation in accordance with section 6.1, the Board shall determine whether or not to accept that Director’s resignation within 90 days of the date of the meeting of shareholders. The Board shall accept that Director’s resignation unless it decides that there are exceptional circumstances which prevent the Board from accepting it. A newly elected Director who has tendered a resignation in accordance with section 6.1 shall not participate in any meeting of the Board or any committee of the Board at which his or her resignation is considered. The Corporation shall promptly issue a news release stating the Board’s decision. The Corporation’s news release must include the reasons for the Board’s decision if the newly elected Director’s resignation is not accepted.

7.	OFFICERS

7.1	Positions and Election

The officers of the Corporation shall be elected annually by the Board and shall include a chief executive officer and a corporate secretary. The Board, in its discretion, may also elect a chairperson (who must be a Director), one or more vice-chairpersons (who must be Directors) and one or more of a president, vice-presidents, a treasurer, assistant treasurers, assistant corporate secretaries and other officers. Any two or more offices may be held by the same individual.

7.2	Term

Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation or removal. Any officer elected or appointed by the Board may be removed by the Board at any time with or without cause by resolution of the Board. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the president or the secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board.

7.3	The Chief Executive Officer

The chief executive officer shall have general supervision over the business of the Corporation and other duties incident to the office of chief executive officer, and any other duties as may be from time to time assigned to the chief executive officer by the Board and subject to the control of the Board in each case.

7.4	The Corporate Secretary

The corporate secretary shall attend all sessions of the Board and all meetings of the shareholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees when required. The corporate secretary shall give, or cause to be given, notice of all meetings of the shareholders and meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the chief executive officer. The corporate secretary shall keep in safe custody the seal of the Corporation (if any) and have authority to affix the seal to all documents requiring it and attest to the same.

7.5	Other Officers

The president, each vice-president and other officers shall have such powers and perform such duties as may be assigned to him or her from time to time by the chairperson of the Board or the chief executive officer.

7.6	Duties of Officers May be Delegated

In case any officer is absent, or for any other reason that the Board may deem sufficient, the president or the Board may delegate for the time being the powers or duties of such officer to any other officer or to any Director.

8.	SHARE CERTIFICATES AND THEIR TRANSFER

8.1	Shareholder Entitled to Certificate or Acknowledgement

Each shareholder is entitled, without charge, to:

(a)	one share certificate representing the shares or series of shares registered in the shareholder’s name, or

(b)	a non-transferable written acknowledgement of the shareholder’s right to obtain such a share certificate,

provided that if two or more persons are registered as joint holders of any share, the Corporation is not bound to issue more than one share certificate. Delivery of a share certificate for a share to one of several joint shareholders or to the duly authorized agent of one of the shareholders will be sufficient delivery to all. Any one of such persons may give effectual receipts for the certificate issued in respect thereof for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

8.2	Certificates Representing Shares

Share certificates shall be in the form, other than bearer form, approved by the Board. Certificates representing shares of each class or series shall be signed by, or in the name of, the Corporation by the chairperson, any vice-chairperson, the chief executive officer, the president or any vice-president, and by the corporate secretary, any assistant corporate secretary, the treasurer or any assistant treasurer. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

8.3	Transfers of Securities

Securities of the Corporation shall be transferable in the manner prescribed by law and in this By-law. Transfers of securities shall be made on the books of the Corporation only by the registered holder thereof, by such person’s attorney lawfully constituted in writing and, in the case of certificated securities, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of securities shall be valid as against the Corporation for any purpose until it shall have been entered in the securities register of the Corporation by an entry showing from and to whom transferred.

8.4	Transfer Agents and Registrars

The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

8.5	Lost, Stolen or Destroyed Certificates

The Board may direct a new certificate or uncertificated security to be issued in place of any certificate issued by the Corporation and alleged to have been lost, stolen or destroyed upon the making of a statutory declaration of that fact by the owner of the allegedly lost, stolen or destroyed certificate. When authorizing such issue of a new certificate or uncertificated security, the Board may, in its discretion and as a condition precedent to the issuance thereof, require payment of such fee and compliance with such terms as to indemnity, reimbursement of expenses (including legal fees incurred by the Corporation) and evidence of loss and of title, all as the Board may from time to time prescribe, whether generally or in any particular case.

8.6	CDI Holdings

The Corporation may not issue certificates for CDIs, or cancel existing certificates for CDIs without issuing any replacement certificate, if the Directors so resolve. The Corporation must issue to each holder of a CDI, in accordance with applicable law or applicable rules of ASX, statements of the holdings of CDIs registered in the holder’s name.

8.7	Beneficial Interests in CDIs

Except as required by applicable law, the rules of ASX, or these By-Laws, the Corporation is not required to recognise any interest in, or right in respect of, a CDI except an absolute right of legal ownership of the person or entity registered as the holder of that CDI.

9.	GENERAL PROVISIONS

9.1	Seal

The Corporation may, but need not, adopt a corporate seal. If a corporate seal is adopted it shall be in such form as shall be approved by the Board. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board.

9.2	Financial Year

The financial year of the Corporation shall be determined by the Board.

9.3	Cheques, Notes, Drafts, Etc.

All cheques, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board or by an officer or officers authorized by the Board to make such designation.

9.4	Dividends

Subject to applicable law, the Articles and any unanimous shareholder agreement, dividends upon any shares of the Corporation may be:

(a)	declared by the Board at any regular or ad hoc meeting of the Board, and

(b)	paid in cash, in property or in shares of the Corporation.

9.5	Conflict With Applicable Law or Articles

This By-law is enacted subject to any applicable law, the Articles and any unanimous shareholder agreement. Whenever these By-laws may conflict with any applicable law, the Articles or any unanimous shareholder agreement, such conflict shall be resolved in favour of such law, Articles or unanimous shareholder agreement.

9.6	ASX Listing Rules

If the Corporation is admitted to the Official List of ASX, the following clauses apply:

(a)	Notwithstanding anything contained in this By-law, if the Listing Rules prohibit an act being done, the act shall not be done.

(b)	Nothing contained in this By-law prevents an act being done that the Listing Rules require to be done.

(c)	If the Listing Rules require an act to be done or not to be done, authority is given for that act to be done or not to be done (as the case may be).

(d)	If the Listing Rules require this By-law to contain a provision and it does not contain such a provision, this By-law is deemed to contain that provision.

(e)	If the Listing Rules require this By-law not to contain a provision and it contains such a provision, this By-law is deemed not to contain that provision.

(f)	If any provision of this By-law is or becomes inconsistent with the Listing Rules, this By-law is deemed not to contain that provision to the extent of the inconsistency.

10.	AMENDMENT AND REPEAL

10.1	Amendment

Subject to the Articles and any unanimous shareholder agreement, the Board may, by resolution, make, amend or repeal any By-laws. Any such By-law, amendment or repeal shall be effective from the date of the resolution of the Board until the next meeting of shareholders where it may be confirmed, rejected or amended by the shareholders by ordinary resolution. If the By-law, amendment or repeal is confirmed or confirmed as amended by the shareholders, it remains effective in the form in which it was confirmed. Such By-law, amendment or repeal ceases to have effect if it is not submitted to the shareholders at the next meeting of shareholders or if it is rejected by the shareholders at the meeting.

10.2	Repeal

All previous By-laws of the Corporation are repealed as of the coming into force of this By-law. The repeal shall not affect the previous operation of any By-laws so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under, or the validity of any contract or agreement made pursuant to, or the validity of any Articles or predecessor charter documents of the Corporation obtained pursuant to, any such By-law before its repeal. All officers and persons acting under the provisions of this By-law, and all resolutions of the shareholders or the Board or a committee of the Board with continuing effect passed under any repealed By-laws shall continue to be good and valid except to the extent inconsistent with this By-law and until amended or repealed.